Exhibit 4.6

PERFORMANCE RSU AGREEMENT

FOR U.S. PARTICIPANT

THIS AGREEMENT dated —, —.

BETWEEN:

SMART TECHNOLOGIES INC., a body corporate amalgamated under the laws of the Province of Alberta (the “Corporation”)

AND:

            (the “Participant”)

WHEREAS:

A.	The Corporation has adopted an Amended and Restated Equity Incentive Plan (which equity incentive plan, as may be amended from time to time, is referred to herein as the “Plan”); and

B.	The Board of Directors of the Corporation has approved the granting to the Participant of Performance Restricted Share Units of the Corporation under the Plan;

IN CONSIDERATION OF THE MUTUAL PROMISES CONTAINED IN THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

1.	The Corporation hereby grants to the Participant, upon and subject to the terms and conditions of this Agreement, — Performance Restricted Share Units. Subject to the Performance Criteria set forth herein, such Performance Restricted Share Units shall vest and become Vested Restricted Share Units as to the number of Performance Restricted Share Units set forth below on the vesting date set forth opposite such number:

Number of Performance Restricted Share Units	Vesting Date
—	—

2.	The Performance Criteria for purposes of the Performance Restricted Share Units granted pursuant to this Agreement is comprised of the Corporation’s annualized Total Shareholder Return during the Performance Period.

3.	For the purposes of this agreement:

(a)	“Total Shareholder Return” means the annualized total return on $100 invested in Shares, including (a) any change in the Fair Market Value of the Shares during the Performance Period; plus (b) the aggregate value of dividends paid on Shares over the period assuming these dividends are reinvested in additional Shares on the day on which any such dividend is paid at the closing price of a Share on the Principal Exchange on the immediately preceding trading day. Total Shareholder Return will be measured on a relative basis in comparison to the group of peer companies listed in Schedule “A” (the “Peer Companies”); and

(b)	The “Performance Period” with respect to the grant of Performance Restricted Share Units made pursuant hereto is the period commencing on the date hereof and ending three years after the date hereof.

4.	The Performance Restricted Share Units shall become Vested Restricted Share Units on the vesting date set forth in Section 1 hereof. Within 30 days after the Performance Restricted Share Units granted hereunder become Vested Restricted Share Units, and always prior to December 31st of the third year following the RSU Service Year (as specified in Section 6 hereof), such Vested Restricted Share Units shall be redeemed and paid, if applicable, by the Participant’s Employer to the Participant or the Participant’s Beneficiary, as applicable, with such payment, if any, being equal to the product of the Vested Restricted Share Units so redeemed calculated at the date of vesting and the applicable multiple (the “Performance Multiple”) as calculated pursuant to the following table:

Percentile Ranking of the Corporation’s Total Shareholder Return Relative to Peer Companies	Multiple of Vested Restricted Share Units to be Paid(1)
≥ 75th percentile	1.5X
50th percentile	1.0X
25th percentile	0.25X
< 25th percentile	0X

Note:

(1)	Performance Multiple of Vested Restricted Share Units to be paid between stated percentiles will be interpolated.

Payment upon redemption of Vested Restricted Share Units shall, after deduction of any applicable taxes and other source deductions required to be withheld by the Employer, be paid in cash or Shares, at the choice of the Employer. All Vested Restricted Share Units that are redeemed shall thereafter be cancelled and no longer outstanding.

5.	The Performance Restricted Share Units granted hereby are subject to the terms and conditions of this Agreement and as contained in the Plan. The Plan is incorporated into and made a part of this Agreement. Unless there is something inconsistent in the subject or context, or unless otherwise provided in this Agreement, each of the capitalized expressions used in the Agreement has the same meaning ascribed to it in the Plan.

6.	The RSU Service Year with respect to the Performance Restricted Share Units granted pursuant hereto shall be —.

7.	Subject to the condition that no payout can be made in respect of a Performance Restricted Share Unit except in the circumstances specified in Section 6 of the Plan:

(a)	All Vested Restricted Share Units shall be paid out in accordance with this Agreement and the Plan.

(b)

Subject to the remaining provisions of this Section 7 and to any express resolution passed by the Board or the permitted exercise of discretion by the Committee, on a Participant’s Termination Date (the Termination Date being, in respect of a Participant, the date that the Participant ceases to be actively employed by, or ceases to provide services as a consultant to, the Corporation or an Affiliate for any reason, without regard to any statutory, contractual or common law notice period that may be required by law following the termination of the Participant’s employment or consulting relationship in the Corporation or Affiliate), any Performance Restricted Share Units granted to such Participant that have not become Vested Restricted Share Units on or prior to the Participant’s Termination Date shall terminate and become null and void as of such date.

(c)	Notwithstanding the preceding paragraph (b), where the Participant’s Termination Date occurs as a result of the Participant’s death or disability or voluntary termination by the Participant for Good Reason, in respect of any Performance Restricted Share Units standing to the credit of such Participant that have not become Vested Restricted Share Units on or prior to the Participant’s Termination Date, a pro rata proportion of such Performance Restricted Share Units shall become Vested Restricted Share Units on the Participant’s Termination Date based on the number of full months during the vesting period that the Participant was actively employed by the Corporation or an Affiliate versus the number of full months in the vesting period and such Vested Restricted Share Units shall be redeemed and paid by the Participant’s Employer to the Participant or the Participant’s Beneficiary, as applicable, with such payment being equal to the product of the Vested Restricted Share Units so redeemed calculated at the date of vesting and a Performance Multiple of 1.0X. Notwithstanding the definition of “Good Reason” in the Plan, for purposes of this Agreement, “Good Reason” means “good reason” or similar term as defined in the Participant’s written employment agreement with the Corporation or an Affiliate of the Corporation, if such definition satisfies the requirements of Section 1.409A-1(n)(2) of the United States Treasury Regulations so that a voluntary termination for Good Reason effectively constitutes an “involuntary separation from service.” If the Participant (i) is not employed under a written agreement with the Corporation or an Affiliate of the Corporation or (ii) is employed under a written agreement with the Corporation or an Affiliate of the Corporation, but such agreement does not satisfy the requirements of Section 1.409A-1(n)(2) of the United States Treasury Regulations so that a voluntary termination for Good Reason effectively constitutes an “involuntary separation from service”, no Good Reason will exist upon the Participant’s voluntary termination of employment.

8.	Participation in the Plan is voluntary and is not a condition of employment with the Corporation. No Participant shall have any claim or right to be granted Performance Restricted Share Units pursuant to the Plan.

9.	Neither the Corporation nor any subsidiary of the Corporation (which for the purposes of this Award Agreement includes their respective directors, officers and employees) shall have any liability for: (i) the income or other tax consequences to Participants arising from participation in the Plan; (ii) any change in the value of the Performance Restricted Share Units; or (iii) any delays or errors in the administration of the Plan, except where such person has acted with wilful misconduct. Participants should consult their own tax and business advisors as neither the Company nor any of its subsidiaries is providing any such advice to any Participant.

10.	If a conflict arises between the Plan and this Agreement, the terms and conditions of the Plan shall prevail. The Corporation and the Participant will refer to the Committee any question, conflicts or disputes arising under the Plan or this Agreement as to the interpretation, construction or enforcement of the Performance Restricted Share Units and agree that the Committee’s decision is final and binding on the parties.

11.	All notices and other communications under this Agreement or the Plan are deemed to have been sufficiently given if personally delivered, if given by facsimile at the number indicated below or if mailed by registered prepaid post addressed as follows:

(a)	If to the Corporation, to 3636 Research Road NW, Calgary, Alberta, T2L 1Y1 or to fax number (403) 407-4897, Attention: VP, People Services.

(b)	If to the Participant, at the address specified on the signature page of this Agreement or, if no such address is provided, at the address specified for the Participant in the records of the Corporation.

A notice or other communication delivered personally is deemed to have been received as soon as actual delivery has been made at the address above. A notice or other communication given by facsimile is deemed to have been given on the date that confirmation of transmission is received by the sender. A notice or other communication mailed is deemed to have been given on the third business day after the day it is posted in any post office in the Province of Alberta. Either party to this Agreement may, at any time, change its address for service by notice given in the manner set out in this Agreement.

12.	This Agreement enures to the benefit of and is binding upon the Corporation, its successors and assigns, and the Participant and his legal personal representatives to the extent provided in the Plan. Neither the Performance Restricted Share Units granted hereby nor this Agreement is assignable by the Participant or his legal personal representatives.

13.	Time is of the essence of this Agreement.

14.	In this Agreement words importing the masculine gender include feminine and vise versa. Similarly, words importing the singular include the plural and vise versa.

15.	This Agreement is subject to and is to be construed in accordance with the laws of the Province of Alberta.

16.	The Participant acknowledges and agrees that the granting of these Performance Restricted Share Units is governed by applicable securities laws which may require the Participant to file an insider report on SEDI within the applicable time frame. The Participant further acknowledges that the filing of an insider report is his or her personal responsibility.

17.	The Performance Restricted Share Units granted pursuant to this Agreement are designed to be exempt from Section 409A of the United States Internal Revenue Code and shall be construed and interpreted in accordance with such intent.

18.	This Agreement constitutes the whole and entire agreement between the parties in connection with the subject matter hereof and cancels and supersedes, except to the extent otherwise provided herein or in the Plan, any prior agreements, undertakings, declarations, commitments, representations, written or oral, in respect thereof, and, other than as set forth in the Plan, there are no express or implied terms, conditions, agreements, undertakings, declarations, commitments, representations or warranties or other duties (legal, equitable, fiduciary, in tort or under general principles of civil law) whatsoever between the parties not expressly provided for in this Agreement.

IN WITNESS WHEREOF the parties hereto have signed and delivered the Agreement as of the date first above written.

SIGNED AND DELIVERED	)
In the presence of	)
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)
)
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Witness

Address for service of the Participant:

SMART TECHNOLOGIES INC.

Per:
Nancy Knowlton
President & CEO

Facsimile No.:

Schedule “A”